Exhibit 5
                                Loeb & Loeb LLP
                                345 Park Avenue
                        New York, New York 10154-0037

                                June 17, 1999

Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788

Ladies and Gentlemen:

            We refer to the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, being filed by Standard Microsystems Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission, relating to the public offering of up to 20,000 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), to be offered by the holder thereof (the "Selling Stockholder").

            We have examined originals or photocopies or certified copies of such records of the Company and of public officials, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

            Based on our examination mentioned above, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the issuance of the Common Stock has been validly authorized, and that the Common Stock has been and, when sold by the Selling Stockholder in the manner described in the Registration Statement, will have been legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,


                                        Loeb & Loeb LLP